FOR IMMEDIATE RELEASE

January 27, 2011

WESTAMERICA BANCORPORATION DECLARES
QUARTERLY CASH DIVIDEND

San Rafael, CA: The Board of Directors of Westamerica Bancorporation (NASDAQ: WABC) today declared a quarterly cash dividend of $0.36 per share on common stock outstanding to shareholders of record at the close of business on February 7, 2011. The dividend is payable February 18, 2011.

Chairman, President and CEO David Payne stated, “This dividend recognizes Westamerica’s net income is generating an 18 percent return on common shareholders’ equity, our capital levels are healthy, and our credit quality is sound.”

On January 20, 2011, Westamerica reported $24 million in net income applicable to common shareholders for the three months ended December 31, 2010, or $0.81 diluted earnings per common share.

Westamerica Bancorporation, through its wholly owned subsidiary, Westamerica Bank, operates banking and trust offices throughout Northern and Central California.

Westamerica Bancorporation Web Address: www.westamerica.com

For additional information contact:

Westamerica Bancorporation
Robert A. Thorson — SVP & Chief Financial Officer

707-863-6840

FORWARD-LOOKING INFORMATION:

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

This press release may contain forward-looking statements about the Company, including descriptions of plans or objectives of its management for future operations, products, or services, and forecasts of its revenues, earnings or other measures of economic performance. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors — many of which are beyond the Company’s control — could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company’s most recent reports filed with the Securities and Exchange Commission, including the annual report for the year ended December 31, 2009 filed on Form 10-K and quarterly report for the quarter ended September 30, 2010 filed on Form 10-Q, describe some of these factors, including certain credit, market, operational, liquidity and interest rate risks associated with the Company’s business and operations. Other factors described in these reports include changes in business and economic conditions, competition, fiscal and monetary policies, disintermediation, legislation including the Dodd Frank Wall Street Reform and Consumer Protection Act of 2010 and the Sarbanes-Oxley Act of 2002, and mergers and acquisitions.

Forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date forward looking statements are made.

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